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                                 EXHIBIT 23.4


Independent Auditors' Consent



The Board of Directors
NeoMedia Technologies, Inc.


We consent to the use of our report dated March 12, 1999, with respect to the consolidated statements of operations, cash flows and shareholders' equity of NeoMedia Technologies, Inc. and subsidiaries (the "Company") for the year ended December 31, 1998, included herein and to the reference to our firm under the headings "Experts", "Summary Consolidated Financial Information", and
"Selected Financial Data" in the prospectus.

Our report dated March 12, 1999 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a significant accumulated deficit, and a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
Miami, Florida
November 15, 2001